UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2008

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000 51030	59-343-4771
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 5, 2008, OccuLogix, Inc. (the “Company”) issued a press release announcing that it has secured a bridge loan in an aggregate principal amount of U.S.$300,000 from a number of private parties (the “Additional Bridge Loan”).  The Additional Bridge Loan constitutes an increase to the principal amount of the U.S.$3,000,000 principal amount bridge loan that the Company had announced on February 19, 2008 (the “Original Bridge Loan”) and was advanced on substantially the same terms and conditions as the Original Bridge Loan, pursuant to an amendment of the loan agreement for the Original Bridge Loan.

The proceeds of the Additional Bridge Loan will be used for general corporate purposes.  The Company expects that such proceeds will be sufficient to sustain the Company’s operations until the closings of its acquisition of the minority interest in OcuSense, Inc. (“OcuSense”) that it does not already own and the proposed private placement of up to U.S.$6,500,000 of the Company’s common stock.  Both of these transactions had been announced on April 22, 2008.

The Additional Bridge Loan bears interest at a rate of 12% per annum and will have the same maturity date as the Original Bridge Loan.  Like the repayment of the Original Bridge Loan, the repayment of the Additional Bridge Loan is secured by a pledge by the Company of its currently held 50.1% ownership interest (on a fully diluted basis) in OcuSense.

Under the terms of the loan agreement for the Original Bridge Loan, the Company has two pre-payment options available to it, should it decide to not wait until the maturity date to repay the loan.  Under the first pre-payment option, the Company may repay the Original Bridge Loan in full by paying the lenders, in cash, the amount of outstanding principal and accrued interest and issuing to the lenders five-year warrants in an aggregate amount equal to approximately 19.9% of the issued and outstanding shares of the Company’s common stock (but not to exceed 20% of the issued and outstanding shares of the Company’s common stock).  The warrants would be exercisable into shares of the Company’s common stock at an exercise price of U.S.$0.10 per share and would not become exercisable until the 180th day following their issuance.  Under the second pre-payment option, provided that the Company has closed a private placement of shares of its common stock for aggregate gross proceeds of at least U.S.$4,000,000, the Company may repay the Original Bridge Loan in full by issuing to the lenders shares of its common stock, in an aggregate amount equal to the amount of outstanding principal and accrued interest, at a 15% discount to the price paid by the private placement investors.  Any exercise by the Company of the second pre-payment option would be subject to shareholder and regulatory approval.  Should the Company exercise either of these pre-payment options, it will be obligated to pre-pay the Additional Bridge Loan in the same manner, provided that the Company, in no event, shall be obligated to issue warrants exercisable into shares in a number that exceeds 20% of the issued and outstanding shares of the Company’s common stock on the date of pre-payment.

Marchant Securities Inc. (“Marchant”) introduced the Company to the lenders of the Additional Bridge Loan and, for such service, will be paid a commission equal to 6% of the aggregate principal amount of the Additional Bridge Loan (the “Commission”).  Subject to the Company obtaining any and all requisite shareholder and regulatory approvals, half of the Commission will be paid to Marchant in the form of equity securities of the Company.

Marchant is indirectly beneficially owned, as to approximately 32%, by Elias Vamvakas, the Company’s Chairman and Chief Executive Officer, and members of his family.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of the Company dated May 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

Date: May 6, 2008
	By:	/s/Suh Kim
Suh Kim
General Counsel